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PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(5)
(to Prospectus dated December 18, 2000)         File No. 333-32586




                        1,264,963 SHARES OF COMMON STOCK

               WARRANTS TO PURCHASE 252,993 SHARES OF COMMON STOCK

                          HOMESEEKERS.COM, INCORPORATED

                                   ----------

         We are offering all of the 1,264,963 shares of our common stock and warrants to purchase 252,993 shares of our common stock being offered by this prospectus. Our common stock is quoted on the Nasdaq SmallCapMarket under the symbol "HMSK." On February 21, 2001, the last reported sale price of the common stock on the Nasdaq SmallCapMarket was $0.375 per share.

         Alpha Venture Capital, Inc. has agreed to purchase 1,264,963 shares of our common stock at a price of $0.395 per share. Alpha Venture Capital will also receive warrants to purchase 252,993 shares of our common stock at an exercise price of $0.75 per share, which warrants will expire on February 21, 2004. This sale will result in total proceeds to us of approximately $500,000, before deducting expenses payable by us, estimated to be approximately $10,000. We expect to deliver the shares against payment in Reno, Nevada on February 22, 2001.

         SEE "RISK FACTORS" ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS FOR VARIOUS RISKS YOU SHOULD CONSIDER BEFORE YOU PURCHASE ANY SECURITIES.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 23, 2001.

         We have not authorized any other person to provide you with any information or to make any representations not contained in this prospectus supplement or the attached prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of any securities other than the 1,264,963 shares of our common stock and warrants to purchase 252,993 shares of our common stock. This prospectus supplement is part of, and you must read it in addition to, the attached prospectus dated December 18, 2000. You should assume that the information appearing in this prospectus supplement and the attached prospectus, as well as the information incorporated by reference, is accurate as of the date in the front cover of this prospectus supplement only.

         The distribution of this prospectus supplement and the attached prospectus, and the offering of the common stock, may be restricted by law in some jurisdictions. You should inform yourself about, and observe, any of these restrictions. This prospectus supplement and the attached prospectus do not constitute, and may not be used in connection with, an offer or


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solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized nor in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

                                 USE OF PROCEEDS

         We will receive net proceeds from the sale of the securities offered by us, before deducting estimated offering expenses of $10,000 payable by us, of approximately $500,000. We intend to use all of the net proceeds from this sale of securities to fund general corporate purposes.

                              PLAN OF DISTRIBUTION

         Subject to the terms and conditions set forth in the Equity Line of Credit Agreement, dated as of December 4, 2000, between us and Alpha Venture Capital, we have agreed to sell to Alpha Venture Capital, and Alpha Venture Capital has agreed to purchase from us, 1,264,963 shares of our common stock at a price of $0.395 per share and warrants to purchase 252,993 shares of our common stock at an exercise price of $0.75 per share. The warrants will expire on February 21, 2004 and will be evidenced by a warrant agreement in substantially the form that was filed as an exhibit to our current report on Form 8-K dated December 4, 2000 relating to the Alpha Venture Capital transaction. The Equity Line of Credit Agreement provides that Alpha Venture Capital will be obligated to purchase all of the shares of common stock and warrants set forth above if any are purchased by Alpha Venture Capital.

         Alpha Venture Capital has advised us that it does not have any agreement with any third party relating to the distribution of our common stock and warrants.


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